Exhibit 99.1

THERMADYNE HOLDINGS CORPORATION

REPORTS FIRST QUARTER 2004 RESULTS

St. Louis, Missouri, May 10, 2004 —Thermadyne Holdings Corporation (OTC: THMD) today announced a net loss in the quarter of $1.0 million ($0.08 per share) compared to net income in the prior year’s first quarter of $1.2 million ($0.33 per share).  As previously reported, the Company emerged from bankruptcy protection in May 2003.  Accordingly, results for the period following our emergence are for the reorganized company and reflect fresh start accounting adjustments as required by generally accepted accounting principals (GAAP).  Because of the Company’s reorganization, comparisons to the prior year may not be meaningful.

Net sales for the first quarter of 2004 were $118.7 million, an increase of 18.2% over first quarter 2003 net sales of $100.5 million.  Both domestic and international net sales enjoyed double digit growth.  Domestic sales increased 19.7% to $66.7 million from $55.7 million in the prior year’s first quarter with increases across all product lines. This reflects an improved economy, which was particularly noticeable in the last half of the quarter, as well as initiatives to recapture market share.  International sales in first quarter 2004 were $52.0 million, an increase of 16.1% over the prior year’s first quarter sales of $44.8 million. Excluding the effects of foreign currency, international sales declined by 2.4% in the period compared to the prior year because of timing of shipments and the impact of the higher Euro on the competitiveness of some European manufactured products.

Total bookings in the first quarter of 2004 were $127.7 million, an increase of 22.3% over the first quarter of 2003, with domestic and international bookings growing by 21.6% and 23.2%, respectively.  Excluding the effects of changes in foreign currency, international bookings were up 3.8% compared to the first quarter of 2003.

“After several years of declining sales comparisons, we are encouraged by the increases realized in the first quarter,” said Paul D. Melnuk, Chairman and Chief Executive Officer.  “The increase in demand shown in the first quarter has continued early in the second quarter, and we are hopeful this trend will continue.”

Gross margin for the first quarter of 2004 decreased by 3.2 percentage points to 32.5% from 35.7% for the first quarter last year.  The margin decline is due to: 1) additional depreciation expense resulting from fresh-start accounting (0.8 percentage points); 2) higher material costs (1.2 percentage points) related to the price increases for base metals such as copper, brass, and steel used in many of the Company’s products as well as higher prices for purchased components and finished goods; 3) increased distributor rebate allowances (0.4 percentage points); 4) additional inventory reserves related to our build in inventory (0.4 percentage points); and 5) greater overhead spending for supplies, repairs and maintenance, overtime and utilities related to the increase in production (0.4 percentage points).

Selling, general and administrative expenses in the first quarter of 2004 increased to $32.2 million or 27.1% of sales from $25.9 million or 25.8% of sales in the first quarter of 2003. The majority of this increase relates to uncontrollable foreign currency effects ($1.6 million) and one-time charges related to factory consolidations ($2.5 million). Other factors contributing to the increase are higher sales and marketing expenses ($1.9 million) due in large part to expenses such as sales commissions that fluctuate with sales, and other costs ($0.3 million) such as shipping material and supplies which have also increased as a result of the sales growth in the first quarter.  The first quarter of 2003 included $0.3 million of cost related to an information technology project which did not repeat into 2004.

Although a non-GAAP measure, the Company believes Adjusted Operating Ebitda (defined as earnings before interest, taxes, depreciation, amortization, other income and expense, costs related to the relocation of certain of our domestic manufacturing facilities, post retirement benefit expense, and reorganization costs), enhances the reader’s understanding of operating results and is commonly used to value businesses by investors and lenders.  Adjusted Operating Ebitda for the first quarter of 2004 was $14.2 million compared to $13.9 million for the first quarter of 2003.

On February 5, 2004, the Company completed a private placement of $175.0 million in aggregate principal of 9¼% Senior Subordinated Notes due 2014. The net proceeds from the offering, together with approximately $20.0 million of borrowings under a new term loan added through an amendment and restatement to the Company’s GECC credit agreement, were used to repay all outstanding borrowings under the existing $180.0 million senior term loan facility and to reduce amounts outstanding under the Company’s revolving credit facility.  In May the Company registered, under the Securities Act of 1933, notes with terms identical to the Senior Subordinated Notes in regards to an exchange offer.  The Company expects to complete the exchange offer by the end of the second quarter.

“Our greatest challenge has been our ability to meet customer delivery expectations, particularly in the latter half of the quarter as bookings increased materially,” said Mr. Melnuk. “This became more challenging as the increases occurred at the same time as we were in the midst of two significant factory consolidations.  As a result, the Company has experienced delays with the original move schedule and will incur an additional $5.2 million of one-time costs to complete these moves in the third quarter,” he added.

“Although I have been in my position for only a short period of time, I have been very encouraged by the strong level of customer support for our brands in spite of the Company’s difficulties over the last several years,” said Mr. Melnuk. “Moreover, I am confident that our renewed commitment to meet our customer’s expectations in terms of product performance, quality, price, and availability will result in Thermadyne recapturing market share as we move forward,” he added.

Thermadyne will hold a teleconference and web-cast to discuss the Company’s first quarter results on May 10, 2004 at 4:30PM EDT.

Interested parties may join the conference call in one of two ways:

•  To participate via the web, log-on to http://thermadyneevents.webex.com

•  To participate via telephone, please dial:

•  Domestic:  888-939-6306

•  International:  415-908-4702

Those wishing to participate are asked to log-on or dial in ten minutes before the conference begins.   For those unable to participate in the live web cast and conference call, a replay of the conference will be available beginning after the meeting at http://thermadyneevents.webex.com.

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc® , Stoody®, GenSet® and Cigweld®.  Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services or to obtain information regarding the May 10th conference call, visit the Company’s web site at www.Thermadyne.com.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the company’s operating results.  The factors include, but are not limited to:  general economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business; the cyclicality and maturity of the cutting and welding market; the effectiveness of our initiatives; interest and foreign currency exchange rates; pricing and product actions taken by our competitors; costs of raw materials and energy; risks associated with the relocation of manufacturing operations; and customers’ perceptions of our financial condition relative to that of our competitors, particularly in light of our recent emergence from Chapter 11 bankruptcy.

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(UNAUDITED)

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,2004		Three Months Ended March 31,2003

Net sales	$118,731	100.0%	$100,454	100.0%
Operating expenses:
Cost of goods sold	80,125	67.5%	64,553	64.3%
Selling, general and administrative expenses	32,182	27.1%	25,922	25.8%
Amortization of intangibles	1,112	0.9%	205	0.2%
Net periodic postretirement benefits	687	0.6%	288	0.3%
Operating income	4,625	3.9%	9,486	9.4%
Other income (expense):
Interest	(4,771)	-4.0%	(5,242)	-5.2%
Amortization of deferred financing costs	(220)	-0.2%	—	0.0%
Other, net	264	0.2%	90	0.1%
Income (loss) before reorganization items and income tax provision	(102)	-0.1%	4,334	4.3%
Reorganization items	—	0.0%	2,206	2.2%
Income (loss) before income tax provision	(102)	-0.1%	2,128	2.1%
Income tax provision	927	0.8%	938	0.9%
Net income (loss)	$(1,029)	-0.9%	$1,190	1.2%

Basic and diluted income (loss) per share	$(0.08)		$0.33

Weighted average shares (basic and diluted)	13,300,000		3,590,286

SELECTED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2004	December 31, 2003
	(in thousands)
Cash and cash equivalents	$11,580	$16,784
Total current assets	223,260	211,779
Property, plant and equipment, net	81,023	82,520
Total assets	524,100	509,477

Total current liabilities	97,864	104,551
Working capital facility and current maturities of long-term obligations	20,372	27,974
Long-term obligations	214,778	190,404
Total shareholder’s equity	169,618	172,235

SELECTED CONSOLIDATED CASH FLOW DATA

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
	(in thousands)
Cash flow from operations	$(10,710)	$(2,773)
Capital expenditures	(4,038)	(2,263)
Depreciation and amortization of intangibles	6,326	3,762
Decrease in cash and cash equivalents	(5,204)	(4,189)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED OPERATING EBITDA

	Three Months Ended March 31,2004	Three Months Ended March 31,2003
	(in millions)
Net income (loss)	$(1.0)	$1.2
Plus:
Depreciation and amortization including deferred financing fees	6.5	3.8
Interest expense	4.8	5.2
Other post retirement benefit expense	0.7	0.3
Other expense (income)	(0.3)	(0.1)
Factory relocation expense	2.6	0.1
Information technology project expense	—	0.3
Reorganization costs	—	2.2
Provision for income taxes	0.9	0.9
Adjusted Operating Ebitda	$14.2	$13.9